Exhibit 11.2 & 12.1

April 29, 2016

Ladies and Gentlemen:

I am the Chief Legal Officer, a California licensed attorney, to Stocosil Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form 1-A (File No. 367-00004) pertaining to the issuance and sale by the Company of minimum of 166,667 shares of common stock to maximum of 733,340 common stock, par value $0.0001 (the "Shares"), including up to 3% of the of the number of shares of Common Stock underlying the Securities issued in the Offering.  The Shares are to be sold by the Company pursuant to the placement agent agreement (the "PAA") entered into by and between the Company and SDDCO Brokerage Advisors LLC, as representative of the underwriters named therein, the form of which will be filed as Exhibit 4.2 to the Registration Statement.

In rendering the opinion set forth herein, I have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, I am of the opinion that: the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption "Legal Matters" in the Prospectus. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

 / s /  PYNG SOON
Chief Legal Officer